Exhibit 99.1

bread financial

Bread Financial reports fourth quarter and full year 2023 results

COLUMBUS, Ohio, January 25, 2024 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions, today announced financial results for the fourth quarter and full year ended December 31, 2023.

	Fourth quarter 2023		Full year 2023	
($ in millions, except per share amounts)	**Total company**	**Continuing operations**	**Total company**	**Continuing operations**
Net income	**$43**	**$45**	**$718**	**$737**
Earnings per diluted share	**$0.87**	**$0.90**	**$14.34**	**$14.74**

$18.3B	$1,017MM	12.2%	$43.70
4Q23 Average loans	**4Q23 Revenue**	**Common equity tier 1 capital ratio**	**Tangible book value per share**

- Relative to the fourth quarter of 2022:
  - Average credit card and other loans decreased 8%, due to both the sale of the BJ's portfolio and strategic credit tightening, partially offset by new partner growth.
  - Revenue decreased $16 million, or 2%, while net income increased $177 million.
  - Common equity tier 1 capital ratio increased 350 basis points.
  - Tangible book value per share increased $14.28, or 49%.
- Fourth quarter delinquency rate of 6.5% and net loss rate was 8.0%.
- Completed offering of $600 million senior notes due 2029, the first as a rated issuer, in December 2023; given strong investor demand, reopened the offering in January 2024, issuing an additional $300 million.

CEO COMMENTARY

"Throughout 2023 we continued to execute on our strategic initiatives by strengthening our balance sheet and optimizing data and technology, while strategically investing to capture future growth opportunities. We achieved significant progress reducing our parent debt, including paying down approximately $500 million in unsecured borrowings during the year. Additionally, we successfully refinanced our term loan and revolving line of credit, obtained inaugural Holding Company issuer credit ratings, and subsequently completed our first unsecured debt offering as a rated issuer in December. These actions, coupled with strong cash flow generation and disciplined capital allocation, improved the Company's financial flexibility and capital ratios, further fortifying our balance sheet and positioning Bread Financial for continued success.

"During 2023, we launched and renewed several key brand partner relationships. Our iconic new card brand partners this year included Dell Technologies and The New York Yankees, and we were pleased to renew many partner relationships including our long-standing relationship with Signet. Importantly, our top five partner contracts are currently secured through 2028, and more than 85% of our current loan portfolio is secured through 2025. Our continued success reflects the dedication of our associates, our nimble, customer-first approach, and our enhanced technology capabilities.

"From a macroeconomic perspective, uncertainty around future economic conditions, persistent inflation, and higher interest rates weighed on consumers, leading to pressure on our 2023 results. In this environment, we have continued to experience a moderation in consumer spending driven primarily by consumer prudence and our proactive credit tightening. As we enter 2024, we remain disciplined on credit risk management given further economic pressures that affect consumer spending and payment capacity.

"In anticipation of the CFPB's final rule on credit card late fees, we are proactively implementing our plans intended to address the changes in regulation, which if left unmitigated would have a significant impact on our business. We are engaged with our brand partners regarding necessary mitigating actions and expect to implement many of these actions prior to the final rule becoming effective. Additionally, we continue to strategically diversify our business to be less reliant on late fees with the growth of our co-brand and proprietary products and our improved credit profile. We expect the rule to be challenged in court.

"Our seasoned leadership team remains focused on generating strong returns through prudent capital and risk management, reflecting our unwavering commitment to drive sustainable, profitable growth and build long-term value for our stakeholders."

- Ralph Andretta, president and chief executive officer

Bread Financial | January 25, 2024 1

Bread Financial | January 25, 2024 2 "Our fourth quarter financial results highlight our focus on prudent growth and expense discipline, as expenses decreased 6% year-over- year. PPNR grew year-over-year for the eleventh consecutive quarter reflecting our ability to deliver sustainable growth. As expected, fourth quarter net interest margin decreased sequentially reflecting seasonality and higher reversals of interest and fees due to higher gross credit losses in the quarter. As we had guided, expenses were higher sequentially as a result of seasonal increased marketing spend and elevated employee benefit costs in the fourth quarter. "Credit sales and loan growth were impacted by a moderation in consumer spending, the sale of the BJ's Wholesale Club portfolio in early 2023, as well as our continued responsible tightening of underwriting and credit lines given ongoing consumer payment pressures and the resumption of student loan payments. "We further strengthened our balance sheet, highlighted by 18% growth in direct-to-consumer deposit balances versus the fourth quarter of 2022. Additionally, we continued to build capital with our common equity tier 1 (CET1) capital ratio increasing 350 basis points year-over- year to 12.2%. Also during the fourth quarter of 2023, we completed an offering of $600 million senior unsecured notes due 2029, our first as a rated issuer, which we opportunistically upsized to $900 million in January 2024. By executing on our parent debt reduction plan, we paid down approximately $500 million of parent unsecured debt in 2023 and an additional $100 million in the first quarter of 2024. "From a credit perspective, our fourth quarter 2023 results were fairly consistent with our expectations. We expect our net loss rate to peak in the first half of 2024 with each of the first two quarters of the year in the mid to high 8% range due to continued consumer payment pressures and reduced loan growth. "Our reserve rate decreased from 12.3% in the third quarter of 2023 to 12.0% as transactor balances increased seasonally in the fourth quarter. We expect the first quarter 2024 reserve rate to return to approximately third quarter 2023 levels as transactor balances are paid down. We will maintain conservative economic scenario weightings in our credit reserve modeling and believe our loan loss reserve provides a margin of protection in this challenging macroeconomic environment. "Since the proposed CFPB late fee rule changes were announced last February, we have been engaged with our brand partners and actioning on plans designed to limit the impact of the final rule on our respective businesses. These actions, which could impact various components of our loan portfolio pricing and size over time, may include increased APRs and other fee-based pricing actions, certain underwriting adjustments, changes in brand partner program economics, and continued product diversification strategies. Given the timeframe required for certain of our actions to fully affect our existing portfolio, we expect the net impact to lessen over time. We remain committed to driving sustainable, profitable growth and long-term value for our stakeholders. "We are pleased with our significant financial progress in 2023 and remain focused on driving continued success." - Perry Beberman, executive vice president and chief financial officer 2024 full year outlook • "Our 2024 outlook reflects slower sales growth as a result of ongoing strategic credit tightening and continued moderation in consumer spending, both of which will pressure loan growth and the net loss rate. In addition, our 2024 outlook assumes multiple interest rate decreases by the Federal Reserve, which will pressure total net interest income. At this time, our outlook does not factor in the potential impacts of the proposed CFPB late fee rule. • Average loan growth: "Based on our current economic outlook, ongoing strategic credit tightening actions, higher gross credit losses, and visibility into our pipeline, we expect 2024 average credit card and other loans to be down low-single digits relative to 2023. Excluding the sold BJ's portfolio, we expect average loans to be up low-single digits. • Total revenue: "Total revenue growth for 2024, excluding gains on portfolio sales, is anticipated to be down low to mid-single digits, with a full year net interest margin lower than 2023 reflecting higher reversals of interest and fees due to expected higher gross credit losses, declining interest rates, and a continued shift in product mix to co-brand and proprietary products. While not included in our 2024 outlook, assuming a hypothetical October 1, 2024 effective date, if the CFPB credit card late fee rule were to be implemented as proposed, our current estimate is that the rule would reduce fourth quarter total revenue by approximately 25% relative to the fourth quarter of 2023, net of mitigation actions we will proactively implement. Once the final rule is published, we will take further mitigating actions with our partners. As these actions mature over time, the net impact of the rule will lessen. • Total expenses: "As a result of efficiencies gained from ongoing investments in technology modernization and digital advancement, along with disciplined expense management, we aim to deliver nominal positive operating leverage for 2024. • Net loss rate: "We expect a net loss rate in the low 8% range for 2024. Our outlook is inclusive of continued inflationary pressure on consumers' ability to pay, our ongoing strategic credit tightening actions, and expected slower loan growth. • Effective tax rate: "We expect our full year normalized effective tax rate to be in the range of 25% to 26%, with quarter-over-quarter variability due to the timing of certain discrete items." CFO COMMENTARY

Key operating and financial metrics

Credit sales


$10.2B
-23%
$7.8B
4Q22
4Q23

Revenue


-2%
$1,033MM
$1,017MM
4Q22
4Q23

PPNR*


+3%
$485MM
$501MM
4Q22
4Q23

Credit metrics

Delinquency rate


+100 bps
5.5%
6.5%
4Q22
4Q23

Net loss rate


+170 bps
6.3%
8.0%
4Q22
4Q23

Diluted EPS

Total company


$(2.68)
$0.87
4Q22
4Q23

Continuing ops.[1]


$(2.68)
$0.90
4Q22
4Q23

Continuing operations[1]

($ in millions, except per share amounts)	Quarter ended December 31, 2023	Quarter ended December 31, 2022	Change	Year ended December 31, 2023	Year ended December 31, 2022	Change
Total net interest and non-interest income ("Revenue")	$ 1,017	$ 1,033	(2%)	$ 4,289	$ 3,826	12%
Net principal losses	$ *367*	$ *312*	18%	$ *1,365*	$ *968*	41%
Reserve build (release)	$ *115*	$ *380*	(70%)	$ *(136)*	$ *626*	nm
Provision for credit losses	$ 482	$ 692	(30%)	$ 1,229	$ 1,594	(23%)
Total non-interest expenses	$ 516	$ 548	(6%)	$ 2,092	$ 1,932	8%
Income (loss) from continuing operations before income taxes	$ 19	$ (207)	nm	$ 968	$ 300	nm
Income (loss) from continuing operations	**$ 45**	**$ (134)**	**nm**	**$ 737**	**$ 224**	**nm**
Income (loss) from continuing operations per diluted share	$ 0.90	$ (2.68)	nm	$ 14.74	$ 4.47	nm
Weighted average shares outstanding – diluted	49.6	50.0		50.0	50.0	
Pretax pre-provision earnings (PPNR)*	$ 501	$ 485	3%	$ 2,197	$ 1,894	16%
Less: Gain on portfolio sale	$ —	$ —	—%	$ (230)	$ —	nm
PPNR less gain on portfolio sale*	$ 501	$ 485	3%	$ 1,967	$ 1,894	4%

(1) Excludes amounts associated with our former LoyaltyOne segment and our former Epsilon segment which previously have been disclosed as discontinued operations and classified accordingly.

* *PPNR and PPNR less gain on portfolio sale are non-GAAP financial measures. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".*

Note: Starting with 3Q22 through 2Q23, the Delinquency and Net loss rates were impacted by the transition of our credit card processing services in June 2022.

nm – Not meaningful, denoting a variance of 100 percent or more.

Bread Financial | January 25, 2024

3

Bread Financial | January 25, 2024 4 Fourth quarter 2023 compared with fourth quarter 2022 – continuing operations • Credit sales were $7.8 billion for the fourth quarter of 2023, a decrease of $2.4 billion, or 23%, reflecting the sale of the BJ's Wholesale Club portfolio in late February 2023, ongoing strategic credit tightening, and moderating consumer spending, partially offset by new partner growth. • Average and end-of-period credit card and other loans were $18.3 billion and $19.3 billion, respectively, down 8% and 10%, respectively. These decreases were driven by the decline in credit sales and contributing factors noted above. • Revenue decreased $16 million, or 2%, driven by lower late fee revenue, higher interest expense, and higher reversals of interest and fees resulting from higher gross credit losses, partially offset by higher finance charge yields and non- interest income. • Total non-interest expenses decreased $32 million, or 6%, as card and processing expenses decreased $23 million, or 20%; marketing expenses decreased $10 million, or 17%; and depreciation and amortization expenses decreased $10 million, or 30%; partially offset by employee compensation and benefit costs which increased $13 million, or 6%. • Income from continuing operations increased $179 million driven primarily by a lower reserve build. • PPNR, a non-GAAP financial measure, increased $16 million, or 3%. • The delinquency rate of 6.5% increased from 5.5% in the fourth quarter of 2022 and increased from 6.3% sequentially. • The net loss rate of 8.0% increased from 6.3% in the fourth quarter of 2022 and increased from 6.9% sequentially. • CET1 of 12.2% increased from 8.7% in the fourth quarter of 2022. Contacts Investor Relations: Brian Vereb (brian.vereb@breadfinancial.com) Susan Haugen (susan.haugen@breadfinancial.com) Media Relations: Rachel Stultz (rachel.stultz@breadfinancial.com)

Bread Financial | January 25, 2024 5 Forward-looking statements This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions. We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, rising interest rates, unemployment levels and the increased probability of a recession, and the related impact on consumer payment rates, savings rates and other behavior; global political and public health events and conditions, including ongoing wars and military conflicts; future credit performance, including the level of future delinquency and write-off rates; the loss of, or reduction in demand from, significant brand partners or customers in the highly competitive markets in which we compete; the concentration of our business in U.S. consumer credit; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; the inability to realize the intended benefits of acquisitions, dispositions and other strategic initiatives; our level of indebtedness and ability to access financial or capital markets; pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects or otherwise; and any tax liability, disputes or other adverse impacts arising out of or relating to the spinoff of our former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. and certain of its subsidiaries. In addition, a final CFPB rule is anticipated in the coming months that, if adopted as proposed and absent a successful legal challenge, will place significant limits on credit card late fees, which would have a significant impact on our business and results of operations for at least the short term and, depending on the effectiveness of the mitigating actions that we may take in response to the final rule, potentially over the long term; we cannot provide any assurance as to when any such rule will be issued, the provisions or effective date of any such rule, the result of any challenges or other litigation relating to such rule, or our ability to mitigate or offset the impact of any such rule on our business and results of operations. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward- looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise. Non-GAAP financial measures We prepare our Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included herein constitutes non-GAAP financial measures. Our calculations of non-GAAP financial measures may differ from the calculations of similarly titled measures by other companies. In particular, Pretax pre-provision earnings (PPNR) is calculated by increasing/decreasing Income from continuing operations before income taxes by the net provision/release in Provision for credit losses. PPNR less gain on portfolio sales then decreases PPNR by the gain on any portfolio sales in the period. We use PPNR and PPNR less gain on portfolio sales as metrics to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses and the one-time nature of a gain on the sale of a portfolio. Tangible common equity over Tangible assets (TCE/TA) represents Total stockholders’ equity reduced by Goodwill and intangible assets, net, (TCE) divided by Tangible assets (TA), which is Total assets reduced by Goodwill and intangible assets, net. We use TCE/TA as a metric to evaluate the Company’s capital adequacy and estimate its ability to cover potential losses. Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share as a metric to estimate the Company’s potential value. We believe the use of these non-GAAP financial measures provide additional clarity in understanding our results of operations and trends. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Bread Financial | January 25, 2024 6 Conference call / webcast information Bread Financial will host a conference call on Thursday, January 25, 2024, at 8:30 a.m. (Eastern Time) to discuss the company’s fourth quarter results. The conference call will be available via the internet at investor.breadfinancial.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software. The recorded webcast will also be available on the company’s website. About Bread Financial™ Bread Financial™ (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay™ buy now, pay later products. Bread Financial also offers direct-to-consumer products that give customers more access, choice and freedom through its branded Bread Cashback™ American Express® Credit Card and Bread Savings™ products. Headquartered in Columbus, Ohio, Bread Financial is powered by its 7,500+ global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit breadfinancial.com or follow us on Facebook, LinkedIn, Twitter and Instagram.

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,	
	2023	2022	2023	2022
Interest income				
Interest and fees on loans	$ 1,264	$ 1,290	$ 4,961	$ 4,615
Interest on cash and investment securities	48	35	184	69
Total interest income	1,312	1,325	5,145	4,684
Interest expense				
Interest on deposits	154	102	541	243
Interest on borrowings	83	93	338	260
Total interest expense	237	195	879	503
Net interest income	**1,075**	**1,130**	**4,266**	**4,181**
Non-interest income				
Interchange revenue, net of retailer share arrangements	(91)	(135)	(335)	(469)
Gain on portfolio sale	—	—	230	—
Other	33	38	128	114
Total non-interest income	(58)	(97)	23	(355)
Total net interest and non-interest income	**1,017**	**1,033**	**4,289**	**3,826**
Provision for credit losses	**482**	**692**	**1,229**	**1,594**
Total net interest and non-interest income, after provision for credit losses	535	341	3,060	2,232
Non-interest expenses				
Employee compensation and benefits	220	207	867	779
Card and processing expenses	88	111	428	359
Information processing and communication	79	82	301	274
Marketing expenses	46	56	161	180
Depreciation and amortization	23	33	116	113
Other	60	59	219	227
Total non-interest expenses	**516**	**548**	**2,092**	**1,932**
Income (loss) from continuing operations before income taxes	19	(207)	968	300
Provision for income taxes	(26)	(73)	231	76
Income (loss) from continuing operations	45	(134)	737	224
(Loss) income from discontinued operations, net of income taxes	(2)	—	(19)	(1)
Net income (loss)	**$ 43**	**$ (134)**	**$ 718**	**$ 223**
Basic income per share				
Income (loss) from continuing operations	$ 0.91	$ (2.69)	$ 14.79	$ 4.48
(Loss) income from discontinued operations	$ (0.03)	$ —	$ (0.40)	$ (0.01)
Net income (loss) per share	$ 0.88	$ (2.69)	$ 14.39	$ 4.47
Diluted income per share				
Income (loss) from continuing operations	$ 0.90	$ (2.68)	$ 14.74	$ 4.47
(Loss) income from discontinued operations	$ (0.03)	$ —	$ (0.40)	$ (0.01)
Net income (loss) per share	$ 0.87	$ (2.68)	$ 14.34	$ 4.46
Weighted average common shares outstanding				
Basic	49.3	49.9	49.8	49.9
Diluted	49.6	50.0	50.0	50.0
Pretax pre-provision earnings (PPNR)*	$ 501	$ 485	$ 2,197	$ 1,894
Less: Gain on portfolio sale	—	—	(230)	—
PPNR less gain on portfolio sale*	$ 501	$ 485	$ 1,967	$ 1,894

* *PPNR and PPNR less gain on portfolio sale are non-GAAP financial measures. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures".*

Bread Financial | January 25, 2024 7

Bread Financial | January 25, 2024 8 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED BALANCE SHEETS (In millions) December 31, 2023 December 31, 2022 ASSETS Cash and cash equivalents $ 3,590 $ 3,891 Credit card and other loans Total credit card and other loans 19,333 21,365 Allowance for credit losses (2,328) (2,464) Credit card and other loans, net 17,005 18,901 Investments 253 221 Property and equipment, net 167 195 Goodwill and intangible assets, net 762 799 Other assets 1,364 1,400 Total assets $ 23,141 $ 25,407 LIABILITIES AND STOCKHOLDERS' EQUITY Deposits Direct-to-consumer (retail) $ 6,454 $ 5,466 Wholesale and other 7,166 8,360 Total deposits 13,620 13,826 Debt issued by consolidated variable interest entities 3,898 6,115 Long-term and other debt 1,394 1,892 Other liabilities 1,311 1,309 Total liabilities 20,223 23,142 Total stockholders’ equity 2,918 2,265 Total liabilities and stockholders’ equity $ 23,141 $ 25,407 Shares of common stock outstanding 49.3 49.9

Bread Financial | January 25, 2024 9 Note: The unaudited Consolidated Statements of Cash Flows are presented reflecting the combined cash flows from continuing and discontinued operations. BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) Twelve months ended December 31, 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES Net income $ 718 $ 223 Adjustments to reconcile net income to net cash provided by operating activities Provision for credit losses 1,229 1,594 Depreciation and amortization 116 113 Deferred income taxes (68) (245) Non-cash stock compensation 44 33 Amortization of deferred financing costs 26 24 Amortization of deferred origination costs 92 86 Gain on portfolio sale (230) — Change in other operating assets and liabilities Change in other assets 28 (134) Change in other liabilities — 87 Other 32 67 Net cash provided by operating activities 1,987 1,848 CASH FLOWS FROM INVESTING ACTIVITIES Change in credit card and other loans (1,154) (3,222) Proceeds from sale of credit card loan portfolio 2,499 — Purchase of credit card loan portfolio (473) (1,804) Net purchase of investments (36) (13) Other, including capital expenditures (48) (72) Net cash provided by (used in) investing activities 788 (5,111) CASH FLOWS FROM FINANCING ACTIVITIES Unsecured borrowings under debt agreements 1,401 218 Repayments/maturities of unsecured borrowings under debt agreements (1,882) (319) Debt issued by consolidated variable interest entities 2,592 4,248 Repayments/maturities of debt issued by consolidated variable interest entities (4,807) (3,587) Net (decrease) increase in deposits (209) 2,778 Payment of deferred financing costs (63) (13) Payment for capped call transactions (39) — Dividends paid (42) (43) Repurchase of common stock (35) (12) Other (2) (3) Net cash (used in) provided by financing activities (3,086) 3,267 Change in cash, cash equivalents and restricted cash (311) 4 Cash, cash equivalents and restricted cash at beginning of period 3,927 3,923 Cash, cash equivalents and restricted cash at end of period $ 3,616 $ 3,927

BREAD FINANCIAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except percentages)

	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,		
	2023	2022	Change	2023	2022	Change
Pretax pre-provision earnings:						
Income (loss) from continuing operations before income taxes	$ 19	$ (207)	nm	$ 968	$ 300	nm
Provision for credit losses	482	692	(30%)	1,229	1,594	(23%)
Pretax pre-provision earnings (PPNR)	$ 501	$ 485	3%	$ 2,197	$ 1,894	16%
Less: Gain on portfolio sale	—	—	—%	(230)	—	nm
PPNR less gain on portfolio sale	$ 501	$ 485	3%	$ 1,967	$ 1,894	4%
Tangible common equity (TCE)						
Total stockholders' equity	2,918	2,265	29%	2,918	2,265	29%
Less: Goodwill and intangible assets, net	(762)	(799)	(5%)	(762)	(799)	(5%)
Tangible common equity (TCE)	$ 2,156	$ 1,466	47%	$ 2,156	$ 1,466	47%
Tangible assets (TA)						
Total assets	23,141	25,407	(9%)	23,141	25,407	(9%)
Less: Goodwill and intangible assets, net	(762)	(799)	(5%)	(762)	(799)	(5%)
Tangible assets (TA)	$ 22,379	$ 24,608	(9%)	$ 22,379	$ 24,608	(9%)

Bread Financial | January 25, 2024 10

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,		
	2023	**2022**	**Change**	**2023**	**2022**	**Change**
Credit sales	$ 7,802	$ 10,166	(23%)	$ 28,900	$ 32,883	(12%)
Average credit card and other loans	$ 18,267	$ 19,820	(8%)	$ 18,216	$ 17,768	3%
End-of-period credit card and other loans	$ 19,333	$ 21,365	(10%)	$ 19,333	$ 21,365	(10%)
End-of-period direct-to-consumer deposits	$ 6,454	$ 5,466	18%	$ 6,454	$ 5,466	18%
Return on average assets(1)	0.8%	(2.2%)	3.0%	3.3%	1.0%	2.3%
Return on average equity(2)	6.2%	(23.3%)	29.5%	27.1%	9.8%	17.3%
Net interest margin(3)	19.6%	19.1%	0.5%	19.5%	19.2%	0.3%
Loan yield(4)	27.7%	26.0%	1.7%	27.2%	26.0%	1.2%
Efficiency ratio(5)	50.8%	53.1%	(2.3%)	48.8%	50.5%	(1.7%)
Double leverage ratio(6)	123.9%	183.6%	(59.7%)	123.9%	183.6%	(59.7%)
Common equity tier 1 capital ratio(7)	12.2%	8.7%	3.5%	12.2%	8.7%	3.5%
Total risk-weighted assets(8)	$ 20,140	$ 22,065	(8.7)%	$ 20,140	$ 22,065	(8.7)%
Tangible common equity / tangible assets ratio (TCE/TA)(9)	9.6%	6.0%	3.6%	9.6%	6.0%	3.6%
Tangible book value per common share(10)	$ 43.70	$ 29.42	48.5%	$ 43.70	$ 29.42	48.5%
Cash dividend per common share	$ 0.21	$ 0.21	0.0%	$ 0.84	$ 0.84	0.0%
Payment rate(11)	14.5%	16.4%	(1.9%)	14.5%	16.4%	(1.9%)
Delinquency rate(12)	6.5%	5.5%	1.0%	6.5%	5.5%	1.0%
Net loss rate(12)	8.0%	6.3%	1.7%	7.5%	5.4%	2.1%
Reserve rate	12.0%	11.5%	0.5%	12.0%	11.5%	0.5%

(1) Return on average assets represents annualized Income from continuing operations divided by average Total assets.
(2) Return on average equity represents annualized Income from continuing operations divided by average Total stockholders' equity.
(3) Net interest margin represents annualized Net interest income divided by average Total interest-earning assets.
(4) Loan yield represents annualized Interest and fees on loans divided by Average credit card and other loans.
(5) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.
(6) Double leverage ratio represents Parent Company investment in subsidiaries divided by BFH consolidated equity.
(7) The Common equity tier 1 capital ratio represents common equity tier 1 capital divided by total risk-weighted assets.
(8) Total risk-weighted assets are generally measured by allocating assets, and specified off-balance sheet exposures, to various risk categories as defined by the Basel III standardized approach.
(9) Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. Tangible assets (TA) represents Total assets reduced by Goodwill and intangible assets, net. TCE/TA is a non-GAAP financial measure.
(10) Tangible book value per common share represents TCE divided by shares outstanding and is a non-GAAP financial measure.
(11) Payment rate represents consumer payments during the last month of the period, divided by the beginning-of-month Credit card and other loans, including held for sale in applicable periods.
(12) Starting with 3Q22 through 2Q23, the Delinquency and Net loss rates were impacted by the transition of our credit card processing services in June 2022.

Bread Financial | January 25, 2024 11